Exhibit 99
	For Release:	May 3, 2019

	Contact:	Amy Rutledge
Mgr. - Corporate Communications
218-723-7400
arutledge@allete.com
NEWS

ALLETE Clean Energy to sell wind power to two large Fortune 500 companies
Venture includes new Oklahoma wind farm, two long-term power sales agreements

Duluth, Minn.- ALLETE Clean Energy, a wholly owned subsidiary of ALLETE (NYSE: ALE), announced today it has acquired the Diamond Spring wind project in Oklahoma from Apex Clean Energy and will build, own, operate and sell wind power from the site to two large Fortune 500 companies under 15-year power sales agreements.

Diamond Spring will be the first ALLETE Clean Energy wind site to have contracts with corporate customers. Corporate and industrial customers represent a growing market as companies embrace sustainability goals and demonstrate to customers they are powered by clean energy.

“ALLETE Clean Energy is honored to work with well-known and highly respected companies to advance their sustainability goals and add renewable energy to reduce their carbon footprints,” said ALLETE Clean Energy President Allan S. Rudeck Jr. “In addition to renewable energy, these customers are seeking competitive energy costs, and the ALLETE Clean Energy team is pleased to deliver clean energy supplies with a track record of timely, responsible and cost-effective project execution. Serving the corporate and industrial market opens new opportunities for ALLETE Clean Energy, and the southern Oklahoma location is strategic in that it provides a new beach-head in the highly attractive Southwest Power Pool where significant potential exists for serving new customers in the utility and corporate and industrial segments. We are pleased to be working with Apex Clean Energy to bring Diamond Spring to market.”

ALLETE Clean Energy purchased a 100 percent interest in the up to 303 MW Diamond Spring wind farm from the project’s developer, Apex Clean Energy. The purchase includes two power sales agreements negotiated by Apex totaling up to 228 megawatts and additional capacity to serve the growing corporate and industrial market.

“Corporations are taking a clear leadership position in curbing carbon emissions, and we applaud them for aggressively working to achieve their sustainability goals,” said Mark Goodwin, president and CEO of Apex Clean Energy. “Apex is proud to partner with ALLETE at Diamond Spring Wind, one of several Apex projects this year that is expected to help leaders in the corporate, commercial, and industrial sectors meet their clean energy commitments.”

ALLETE Clean Energy will begin construction this year with the wind project coming online in 2020. It will be the largest wind facility owned by ALLETE Clean Energy, producing enough power for 114,000 homes, and increase the company’s total wind capacity to approximately 1,000 megawatts at nine sites. The project has the support of the local communities, where benefits include $48 million in tax revenue and $54 million in payments to landowners.

ALLETE Clean Energy’s purchase of wind turbines that qualify for the safe harbor provision of federal production tax credits enable the project’s low energy costs. In addition to turbines to be installed at Diamond Spring, ALLETE Clean Energy retains more safe harbor turbines for additional wind site development.

ALLETE Clean Energy 30 West Superior Street, Suite 200, Duluth, Minnesota 55802
www.allete.com

News Release May 3, 2019 Page 2 of 2

“This innovative customer renewable project demonstrates that ALLETE Clean Energy continues to evolve its game and unique growth strategy, facilitating cleaner energy while driving shareholder value,” said ALLETE Chairman and CEO Al Hodnik. “ALLETE Clean Energy was in early on PTC turbine acquisition and has additional safe harbor turbines in hand. That, along with its reputation as a competent and trusted developer and operator of wind sites, well positions ALLETE Clean Energy to strategically capture high-value projects in the booming renewable wind energy market. Now armed with proceeds from ALLETE’s recent sale of U.S. Water Services to Kurita and given an expansion in state renewable energy standards and an increase in the number of companies adopting sustainability statements, we are excited about continued growth prospects in the renewable energy sector.”

ALLETE Clean Energy acquires, develops and operates clean and renewable energy projects. ALLETE Clean Energy currently owns and operates, in four states, approximately 556 megawatts of nameplate capacity wind energy generation that is contracted under PSAs of various durations, and has another 186 megawatts of new wind projects under construction in two additional states under long term PSA’s. ALLETE Clean Energy also engages in the development of wind energy facilities to operate under long-term PSAs or for sale to others upon completion.

ALLETE Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; BNI Energy in Bismarck, North Dakota; and has an 8 percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE Clean Energy 30 West Superior Street, Suite 200, Duluth, Minnesota 55802
www.allete.com